EX 99.8(WW)

AMENDMENT NO. 1 TO

ADMINISTRATIVE SERVICE AGREEMENT

This AMENDMENT NO. 1 TO ADMINISTRATIVE SERVICE AGREEMENT (the “Amendment”), dated as of May 1, 2015, is by and among Integrity Life Insurance Company (the “Company”) and Morgan Stanley Distribution, Inc. (the “Distributor”). This Amendment hereby amends the Administrative Service Agreement, dated as of May 1, 2008, by and between the Company and the Distributor (the “Agreement”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, pursuant to the Agreement, Company provides Service Activities in connection with Contract owner accounts that are invested in Class II Shares of certain Portfolios of The Universal Institutional Funds, Inc. (“UIF” or the “Fund”);

WHEREAS, pursuant to the Agreement, Distributor may make payments to the Company at a specified rate in consideration of the Service Activities rendered thereunder; and

WHEREAS, Distributor and the Company desire to revise the Portfolios covered under the Agreement and otherwise revise Section 2 and to update the address for the Distributor.

NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Distributor and the Company agree to amend the Agreement as follows:

1.                                      Section 2 of the Agreement is hereby deleted, in its entirety, and replaced with the following:

2.                                      Subject to the Company’s continuing compliance with its obligations pursuant to Section 1 above, the Distributor will pay a fee to Company for providing the Service Activities, during the term of the Participation Agreement, at the following annual rates based on the average daily net assets invested in Class II Shares of the applicable Portfolio(s) under the Contracts identified in the Participation Agreement (excluding all assets invested during the guarantee (free look) periods available under the Contracts) (the “12b-1 Service Fee”):

The Universal Institutional Funds, Inc.
Class II Shares

Portfolio Name	12b-1 Service Fee
UIF Emerging Markets Debt Portfolio	0.0x%
UIF Emerging Markets Equity Portfolio	0.0x%
UIF U.S. Real Estate Portfolio	0.xx%

Payment will be made on a monthly basis following the end of each month and shall be prorated for any portion of such period during which this Agreement is in effect for less than the full month.  The 12b-1 Service Fee will be calculated based on the average daily net assets invested in Class II Shares of the applicable Portfolio(s) under the Contracts over a month (which shall be computed by totaling daily balances during the month and dividing such total by the actual days in the month).

The 12b-1 Service Fee will continue to be paid to the Company after termination of the Participation Agreement or this Agreement as long as assets remain invested in Class II Shares of the Portfolios and the Companies continue to provide the Service Activities.  The Distributor will not be required to pay the 12b-1 Service Fee with respect to assets invested in Class II Shares of a Portfolio upon the termination of the Plan with respect to Class II Shares of the Portfolio.  If, at any time, the fee payable by the Fund under the Plan with respect to Class II Shares of the Portfolio is reduced, the 12b-1 Service Fee payable by Distributor under this Agreement shall be reduced in the same proportion as the reduction in the fee payable by the Fund under the Plan.

2.                                      The address for the Distributor provided on the signature page of the Agreement is hereby deleted, in its entirety, and replaced with the following:

Morgan Stanley Distribution, Inc.

522 Fifth Avenue, 8th Floor

New York, NY 10036

Attention: Tara Farrelly, Global Distribution/Legal

3.                                      Except as provided herein, the Agreement shall remain in full force and effect.  The Agreement, as amended herein, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.  In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.  For avoidance of doubt, this Amendment and the Agreement do not supersede: (i) the Participation Agreement, as amended; (ii) the Servicing Agreement by and between the Company and the Fund executed on the same date as this Amendment; (iii) the Revenue Sharing Letter from the Advisor to the Company executed on the same date as this Amendment; and (iv) the Rule 22c-2 Information Sharing Agreement by and between the Company and the Underwriter dated as of March 16, 2007.

4.                                      This Amendment may be may be executed in two or more counterparts, each of which will be an original and all of which, taken together, will be deemed one and the same document.

5.                                      This Amendment shall be effective as of the date written above.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

INTEGRITY LIFE INSURANCE COMPANY

By:	/s/ Jill T. McGruder
Jill T. McGruder
President and Chief Executive Officer
Date: 4-1-15

By:	/s/ Kevin L. Howard
Kevin L. Howard
Senior Vice President and General Counsel

Date: 4-1-15

MORGAN STANLEY DISTRIBUTION, INC.

By:	/s/ Michael Fitzgerald
Name: Michael Fitzgerald
Title: Managing Director

Date: 4-8-15

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